UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-36007 (Commission File Number)	46-2519850 (I.R.S. Employer Identification No.)

735 N. Water Street, Suite 1000 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Registrant’s telephone number, including area code: (414) 978-6494

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Physicians Realty Trust (the “Company”) completed three acquisitions of unrelated properties for a combination of cash and operating partnership units (“OP Units”) of Physicians Realty L.P. (the “Operating Partnership”). Each of the acquisitions is described below. The total number of OP Units issued was 746,344 and all were issued (a) in private placements in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and (b) to “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act. Pursuant to the partnership agreement of the Operating Partnership, holders of OP Units have redemption rights, which will enable them to cause the Operating Partnership to redeem some or all of such holder’s OP Units in exchange for cash or, at the Operating Partnership’s option, for common shares of beneficial interest of the Company on a one-for-one basis.

Purchase of the Premier Healthcare Portfolio

On July 1, 2014, a subsidiary of the Operating Partnership closed the acquisition of the Premier Healthcare Portfolio consisting of medical office buildings and a parking lot located in Bloomington, Indiana, and, as part of the transaction, approximately 502,586 OP Units were issued, which comprised an approximately $7.2 million portion of the purchase price for the properties.

Purchase of Carmel Medical Pavilion

On May 28, 2014, a subsidiary of the Operating Partnership closed the acquisition of the Carmel Medical Pavilion located on the St. Vincent Carmel Campus in Carmel, Indiana, and, as part of the transaction, approximately 96,099 OP Units were issued, which comprised an approximately $1.3 million portion of the purchase price for the property.

Purchase of Mississippi Sports Medicine Orthopaedic Center

On May 23, 2014, a subsidiary of the Operating Partnership closed the acquisition of the single-tenant medical office building known as Mississippi Sports Medicine and Orthopaedic Center located in Jackson, Mississippi, and, as part of the transaction, aproximatley 147,659 OP Units were issued, which comprised an approximately $1.9 million portion of the purchase price for the property.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2014	PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

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